Exhibit 2.3

Description of Rights of Each Class of Securities

Registered under Section 12 of the Securities Exchange Act of 1934, as Amended (the “Exchange Act”)

Class A ordinary shares, par value $0.0002 per share (“Class A Ordinary Shares”), of SMJ International Holdings Inc. (“we,” “our,” “our company,” or “us”) are listed and traded on NYSE American Market, and in connection with this listing (but not for trading), its Class A Ordinary Shares are registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of Class A Ordinary Shares.

Description of Class A Ordinary Shares

The following is a summary of material provisions of our currently effective amended and restated memorandum and articles of association as well as the Companies Act (As Revised) of the Cayman Islands (the “Cayman Companies Act”) insofar as they relate to the material terms of our Class A Ordinary Shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entirety of our amended and restated memorandum and articles of association, which have been filed with the U.S. Securities and Exchange Commission as exhibits to our Registration Statement on Form F-1 (File No. 333-290077), initially filed with the U.S. Securities and Exchange Commission on September 5, 2025.

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each Class A Ordinary Share has a par value of $0.0002 per share. The number of Class A Ordinary Shares that have been issued as of the last day of the financial year ended March 31, 2026 is provided on the cover of the annual report on Form 20-F filed on July 28, 2026 (the “2026 Form 20-F”). Our Class A Ordinary Shares may be held in either certificated or uncertificated form.

Preemptive Rights (Item 9.A.3 of Form 20-F)

Our Class A Ordinary Shares are not subject to any pre-emptive or similar rights under the Cayman Companies Act or pursuant to our amended and restated memorandum and articles of association.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Each Class A Ordinary Share entitles the holder thereof to one (1) vote on all matters subject to the vote at general meetings of our company.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Each Class B Ordinary Share entitles the holder thereof to ten (10) votes on all matters subject to the vote at general meetings of our company and is convertible into one (1) Class A Ordinary Share at any time at the option of the holder. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. Upon certain events, including any transfer of Class B Ordinary Shares to a non-Affiliate, death of the holder, or vacation of office by a director holding Class B Ordinary Shares, such Class B Ordinary Shares shall automatically convert into Class A Ordinary Shares.

Rights of Class A Ordinary Shares and Class B Ordinary Shares (Item 10.B.3 of Form 20-F)

Class A Ordinary Shares and Class B Ordinary Shares

Our authorized share capital is US$50,000 divided into 250,000,000 ordinary shares of par value of US$0.0002 each, comprising (a) 225,000,000 Class A Ordinary Shares of par value of US$0.0002 each and (b) 25,000,000 Class B Ordinary Shares of par value of US$0.0002 each. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall at all times vote together as one class on all resolutions submitted to a vote by the Members. Each holder of Class A Ordinary Shares will be entitled to one (1) vote per Class A Ordinary Share and each holder of Class B Ordinary Shares will be entitled to ten (10) votes per Class B Ordinary Share. The Class A Ordinary Shares are not convertible into shares of any other class. Each Class B Ordinary Share is convertible into one (1) Class A Ordinary Share at any time at the option of the holder thereof. Save and except for voting rights and conversion rights, the Class A Ordinary Shares and the Class B Ordinary Shares shall rank pari passu with one another and shall have the same rights, preferences, privileges and restrictions.

All of our issued and outstanding Class A Ordinary Shares and Class B Ordinary Shares are fully paid and non-assessable. Our Class A Ordinary Shares and Class B Ordinary Shares are issued in registered form, and are issued when registered in our register of members. Unless the board of directors determines otherwise, each holder of our Class A Ordinary Shares or Class B Ordinary Shares will not receive a certificate in respect of such shares. Our shareholders who are non-residents of the Cayman Islands may freely hold and vote their Class A Ordinary Shares and Class B Ordinary Shares. We may not issue shares to bearer.

Subject to the provisions of the Cayman Companies Act and our articles regarding redemption and purchase of the shares, the directors have general and unconditional authority to allot (with or without confirming rights of renunciation), grant options over or otherwise deal with any unissued shares to such persons, at such times and on such terms and conditions as they may decide. Such authority could be exercised by the directors to allot shares which carry rights and privileges that are preferential to the rights attaching to Class A Ordinary Shares or Class B Ordinary Shares. No share may be issued at a discount except in accordance with the provisions of the Cayman Companies Act. The directors may refuse to accept any application for shares, and may accept any application in whole or in part, for any reason or for no reason.

Dividends

Subject to the provisions of the Cayman Companies Act and any rights attaching to any class or classes of shares under and in accordance with the articles:

(a)	the directors may from time to time declare dividends (including interim dividends) and other distributions on shares in issue and authorize payment of the same out of the funds of the Company lawfully available therefor; and

(b)	our shareholders may, by ordinary resolution, declare dividends but no such dividend shall exceed the amount recommended by the directors.

The directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies or for equalizing dividends or for any other purpose to which those funds may be properly applied. The directors when paying dividends to shareholders may make such payment either in cash or in specie. Unless provided by the rights attached to a share, no dividend shall bear interest against the Company.

Voting Rights

Subject to any rights and restrictions for the time being attached to any share, on a show of hands every member present in person or represented by its duly authorized representative or proxy shall, at a general meeting of the Company, each have one (1) vote and on a poll every member present in person or represented by its duly authorized representative or proxy shall have one (1) vote for each Class A Ordinary Share and ten (10) votes for each Class B Ordinary Share of which such member is the holder. Votes may be given either personally or by proxy.

Calls on shares and forfeiture of Shares

Subject to the terms of allotment, the directors may from time to time make calls upon the members in respect of any moneys unpaid on their shares, and each member shall (subject to receiving at least fourteen (14) calendar days’ notice specifying when and where payment is to be made), pay to us the amount called on his shares. Members registered as the joint holders of a share shall be jointly and severally liable to pay all calls in respect of the share. If a call remains unpaid after it has become due and payable the person from whom it is due and payable shall pay interest on the amount unpaid from the day it became due and payable until it is paid at the rate of eight percent (8%) per annum. The directors may waive payment of the interest wholly or in part.

We have a first and paramount lien on every share (whether or not fully paid) for all amounts (whether presently payable or not) payable at a fixed time or called in respect of that share. We also have a first and paramount lien on every share registered in the name of a person indebted or under liability to us (whether he is the sole registered holder of a share or one of two or more joint holders) for all amounts owing by him or his estate to us (whether or not presently payable). The directors may at any time declare a share to be wholly or in part exempt from these lien provisions. Our lien on a share extends to any amount payable in respect of it, including but not limited to dividends.

(a)	either alone or jointly with any other person, whether or not that other person is a member; and

(b)	whether or not those monies are presently payable.

The directors may at any time declare any share to be wholly or partly exempt from the lien on shares provisions of the articles.

We may sell, in such manner as the directors in their absolute discretion think fit, any share on which we have a lien, but no sale shall be made unless an amount in respect of which the lien exists is presently payable nor until the expiration of fourteen (14) calendar days after a notice in writing, demanding payment of such part of the amount in respect of which the lien exists as is presently payable, has been given to the registered holder for the time being of the share, or the persons entitled thereto by reason of his death or bankruptcy.

Forfeiture or surrender of shares

If a member fails to pay any call or instalment of a call in respect of partly paid shares on the day appointed for payment, the directors may, at any time thereafter during such time as any part of such call or instalment remains unpaid, serve a notice on him requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

The notice shall name a further day (not earlier than the expiration of fourteen (14) calendar days from the date of the notice) on or before which the payment required by the notice is to be made, and shall state that in the event of non-payment at or before the time appointed, the shares in respect of which the call was made will be liable to be forfeited. If the requirements of any such notice are not complied with, any share in respect of which the notice has been given may at any time thereafter, before the payment required by notice has been made, be forfeited by a resolution of the directors to that effect.

A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the directors think fit.

A person whose shares have been forfeited shall cease to be a member in respect of the forfeited shares, but shall, notwithstanding such forfeiture, remain liable to pay to us all monies which at the date of forfeiture were payable by him to us in respect of the shares, but his liability shall cease if and when we receive payment in full of the amount unpaid on the shares forfeited.

A certificate in writing under the hand of a director that a share has been duly forfeited on a date stated in the certificate shall be conclusive evidence of the facts in the certificate as against all persons claiming to be entitled to the share.

The Company may receive the consideration, if any, given for a share on any sale or disposition thereof pursuant to the forfeiture provisions and may execute a transfer of the share in favor of the person to whom the share is sold or disposed of, and that person shall be registered as the holder of the share and shall not be bound to see to the application of the purchase money, if any, nor shall his title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the disposition or sale.

Share Premium Account

The directors shall in accordance with the Cayman Companies Act establish a share premium account and shall carry to the credit of such account from time to time a sum equal to the amount or value of the premium paid on the issue of any share.

Redemption and Purchase of Own Shares

Subject to the Cayman Companies Act and any rights for the time being conferred on the shareholders holding a particular class of shares, we may by action of our directors:

(a)	issue shares that are to be redeemed or are liable to be redeemed at our option or the option of the member holding those redeemable shares, on the terms and in the manner the directors determine before the issue of those shares;

(b)	purchase our own shares (including any redeemable shares) on such terms and in such manner as have been approved by the directors, or are otherwise authorized by these articles; and

(c)	make a payment in respect of the redemption or purchase of our own shares in any manner permitted by the Cayman Companies Act, including out of capital.

The purchase of any share shall not oblige us to purchase any other share other than as may be required pursuant to applicable law and any other contractual obligations. The holder of shares being purchased shall be bound to deliver up to us the certificate(s) (if any) thereof for cancellation and thereupon we shall pay to him the purchase or redemption monies or consideration in respect thereof.

The directors may accept the surrender for no consideration of any fully paid share.

Transfer of Shares

The instrument of transfer of any share shall be in writing and in any usual or common form or such other form as the directors may, in their absolute discretion, approve and be executed by or on behalf of the transferor and if in respect of a nil or partly paid up share, or if so required by the directors, shall also be executed on behalf of the transferee and shall be accompanied by the certificate (if any) of the shares to which it relates and such other evidence as the directors may reasonably require to show the right of the transferor to make the transfer. The transferor shall be deemed to remain a member until the name of the transferee is entered in the register in respect of the relevant shares. Subject to our articles, any member may transfer all or any of his shares by an instrument of transfer in the usual or common form or in a form prescribed by the Designated Stock Exchange or in any other form approved by the board.

(a)	where the Class A Ordinary Shares or Class B Ordinary Shares are fully paid, by or on behalf of that shareholder; and

(b)	where the Class A Ordinary Shares or Class B Ordinary Shares are partly paid, by or on behalf of that shareholder and the transferee.

The transferor shall be deemed to remain the holder of a Class A Ordinary Share or Class B Ordinary Share until the name of the transferee is entered into the register of members of the Company.

Our board of directors may, in its absolute discretion, decline to register any transfer of any Class A Ordinary Share or Class B Ordinary Share that has not been fully paid up or on which the Company has a lien. Our board of directors may also decline to register any transfer of such Class A Ordinary Share or Class B Ordinary Share unless:

(a)	the instrument of transfer is lodged with the Company, accompanied by the certificate for the Class A Ordinary Shares or Class B Ordinary Shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

(b)	the instrument of transfer is in respect of only one class of shares;

(c)	the instrument of transfer is properly stamped, if required;

(d)	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

(e)	a fee of such maximum sum as the Designated Stock Exchange may determine to be payable, or such lesser sum as the board of directors may from time to time require, is paid to us in respect thereof.

If our directors refuse to register a transfer of any shares, they shall within two (2) calendar months after the date on which the transfer was lodged with the Company send notice of the refusal to each of the transferor and the transferee.

This, however, is unlikely to affect market transactions of the Class A Ordinary Shares purchased by investors in a public offering. Once the Class A Ordinary Shares have been listed, the legal title to such Class A Ordinary Shares and the registration details of those Class A Ordinary Shares in our register of members will remain with DTC/Cede & Co. All market transactions with respect to those Class A Ordinary Shares will then be carried out without the need for any kind of registration by the directors, as the market transactions will all be conducted through the DTC systems.

The registration of transfers may, after compliance with any notice required by the Designated Stock Exchange Rules, be suspended and the register closed at such times and for such periods as the directors may, in their absolute discretion, from time to time determine, provided always that such registration of transfer shall not be suspended nor the register closed for more than thirty (30) calendar days in any calendar year.

Inspection of Books and Records

The directors may from time to time determine whether and to what extent and at what times and places and under what conditions or regulations the accounts and books of the Company or any of them shall be open to the inspection of members not being directors, and no member (not being a director) shall have any right to inspect any account or book or document of the Company except as conferred by law or authorized by the directors or by ordinary resolution, provided that members may inspect the register without charge, and receive the annual audited financial statements of the Company.

Capitalization of Profits

Subject to the Cayman Companies Act, the directors may:

(a)	resolve to capitalize an amount standing to the credit of reserves (including a share premium account, capital redemption reserve and profit and loss account), which is available for distribution; or

(b)	appropriate the sum resolved to be capitalized to the shareholders in proportion to the nominal amount of shares (whether or not fully paid) held by them respectively and apply that sum on their behalf in or towards paying up the amounts (if any) for the time being unpaid on shares held by them respectively, or paying up in full unissued shares or debentures of a nominal amount equal to that sum, and allot the shares or debentures, credited as fully paid, to the members in those proportions.

The amount resolved to be capitalized must be appropriated to the shareholders who would have been entitled to it had it been distributed by way of dividend and in the same proportions.

Liquidation Rights

If we are wound up, the liquidator may, with the sanction of a special resolution of the Company and any other sanction required by the Cayman Companies Act, divide amongst the members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may for that purpose value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator may, with the like sanction, vest the whole or any part of such assets in trustees upon such trusts for the benefit of the members as the liquidator, with the like sanction, shall think fit, but so that no member shall be compelled to accept any asset upon which there is a liability.

(a)	If we shall be wound up, and the assets available for distribution amongst the members shall be insufficient to repay the whole of the share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the par value of the shares held by them; and

(b)	if in a winding up the assets available for distribution amongst the members shall be more than sufficient to repay the whole of the share capital at the commencement of the winding up, the surplus shall be distributed amongst the members in proportion to the par value of the shares held by them at the commencement of the winding up subject to a deduction from those shares in respect of which there are monies due, of all monies payable to the Company for unpaid calls or otherwise. This is without prejudice to the rights of the holders of shares issued upon special terms and conditions.

We may at any time and from time to time by special resolution alter or amend our articles of association in whole or in part.

Requirements to Change the Rights of Holders of Class A Ordinary Shares (Item 10.B.4 of Form 20-F)

Variation of Rights of Shares

Whenever our capital is divided into different classes of shares, the rights attached to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be materially and adversely varied only with the consent in writing of the holders of two-thirds of the issued shares of that class, or with the sanction of a special resolution passed at a separate meeting of the holders of shares of that class. To every such separate meeting all the provisions of our articles relating to general meetings of the Company or to the proceedings thereat shall, mutatis mutandis, apply, except that the necessary quorum shall be one or more persons holding or representing by proxy at least two-thirds in nominal or par value amount of the issued shares of the relevant class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be materially and adversely varied by, inter alia, the creation, allotment or issue of further shares ranking pari passu with or subsequent to them or the redemption or purchase of any shares of any class by the Company. The rights of the holders of shares shall not be deemed to be materially and adversely varied by the creation or issue of shares with preferred or other rights including, without limitation, the creation of shares with enhanced or weighted voting rights.

Limitations on the Rights to Own Class A Ordinary Shares (Item 10.B.6 of Form 20-F)

There are no limitations under the Cayman Companies Act or imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

Anti-Takeover Provisions

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change in control of our Company or management that shareholders may consider favorable, including, among other things, the following:

●	provisions that authorize our board of directors to issue shares (including preferred shares) with such rights, preferences and privileges as they may determine, without any further vote or action by our shareholders;

●	provisions that restrict the ability of our shareholders to call meetings and to propose special matters for consideration at shareholder meetings; and

●	the dual-class share structure with Class B Ordinary Shares carrying ten (10) votes per share compared to one (1) vote per Class A Ordinary Share.

Ownership Threshold (Item 10.B.8 of Form 20-F)

There are no provisions under the Cayman Companies Act or under our amended and restated memorandum and articles of association that govern the ownership threshold above which shareholder ownership must be disclosed.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

The Cayman Companies Act is derived, to a large extent, from the older Companies Acts of England and Wales but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Cayman Companies Act and the current Companies Act of England and Wales. In addition, the Cayman Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Cayman Companies Act applicable to us and the comparable laws applicable to companies incorporated in the State of Delaware in the United States.

Mergers and Similar Arrangements

The Cayman Companies Act permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (a) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property, and liabilities in one of such companies as the surviving company, and (b) a “consolidation” means the combination of two or more constituent companies into a consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company. In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (a) a special resolution of the shareholders of each constituent company, and (b) such other authorization, if any, as may be specified in such constituent company’s articles of association. The plan must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company, and an undertaking that a copy of the certificate of merger or consolidation will be given to the shareholders and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders. For this purpose, a subsidiary is a company of which at least 90% of the issued shares entitled to vote are owned by the parent company.

The consent of each holder of a fixed or floating security interest of a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Except in certain limited circumstances, a dissenting shareholder of a Cayman Islands constituent company is entitled to payment of the fair value of his or her shares upon dissenting from a merger or consolidation. The exercise of such dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, except for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders and creditors with whom the arrangement is to be made, and who must, in addition, represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

(a)	the statutory provisions as to the required majority vote have been met;

(b)	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

(c)	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

(d)	the arrangement is not one that would more properly be sanctioned under some other provision of the Cayman Companies Act.

When a takeover offer is made and accepted by holders of 90% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, or if a takeover offer is made and accepted, a dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English law authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands courts can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge:

(a)	an act which is illegal or ultra vires with respect to the company and is therefore incapable of ratification by the shareholders;

(b)	an act which, although not ultra vires, requires authorization by a qualified (or special) majority (that is, more than a simple majority) which has not been obtained; and

(c)	an act which constitutes a “fraud on the minority” where the wrongdoers are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

The Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Our articles of association provide to the extent permitted by law, we shall indemnify each existing or former secretary, director (including alternate director), and any of our other officers (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages, or liabilities incurred or sustained by the existing or former director (including alternate director), secretary, or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director (including alternate director), secretary’s or officer’s duties, powers, authorities, or discretions; and

(b)	without limitation to paragraph (a) above, all costs, expenses, losses, or liabilities incurred by the existing or former director (including alternate director), secretary, or officer in defending (whether successfully or otherwise) any civil, criminal, administrative, or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary, or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by law, we may make a payment, or agree to make a payment, whether by way of advance, loan, or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary, or any of our officers in respect of any matter identified in above on condition that the director (including alternate director), secretary, or officer must repay the amount paid by us to the extent that it is ultimately found not liable to indemnify the director (including alternate director), the secretary, or that officer for those legal costs.

This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation. In addition, we intend to enter into indemnification agreements with our directors and executive officers that will provide such persons with additional indemnification beyond that provided in our articles of association.

Anti-Takeover Provisions in Our Articles

Some provisions of our articles of association may discourage, delay, or prevent a change in control of our Company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue shares at such times and on such terms and conditions as the board of directors may decide without any further vote or action by our shareholders.

Under the Cayman Companies Act, our directors may only exercise the rights and powers granted to them under our articles of association for what they believe in good faith to be in the best interests of our Company and for a proper purpose.

Section 203 of the Delaware General Corporation Law prohibits a publicly-held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date the person became an interested stockholder, unless:

●	prior to the date of the transaction, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

●	upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock outstanding at the time the transaction commenced excluding for purposes of determining the number of shares outstanding the shares owned by directors and officers and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

●	on or following the date of the transaction, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66% of the outstanding voting stock that is not owned by the interested stockholder.

An interested stockholder is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own 15% or more of a corporation’s outstanding voting securities. Such provision could have an anti-takeover effect with respect to transactions that the board of directors do not approve in advance. It could also discourage attempts that might result in a premium over the market price for the shares of common stock held by stockholders. A Delaware corporation may opt out of Section 203 with an express provision in its original certificate of incorporation or an express provision in its certification of incorporation or bylaws resulting from amendments approved by the holders of at least a majority of the corporation’s outstanding voting shares.

Directors’ Fiduciary Duties

Under the Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director act in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his or her corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interests of the corporation and its shareholders take precedence over any interest possessed by a director, officer, or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, a director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director owes three types of duties to the company: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. The Cayman Companies Act imposes a number of statutory duties on a director. A Cayman Islands director’s fiduciary duties are not codified, however the courts of the Cayman Islands have held that a director owes the following fiduciary duties (a) a duty to act in what the director bona fide considers to be in the best interests of the company, (b) a duty to exercise their powers for the purposes they were conferred, (c) a duty to avoid fettering his or her discretion in the future, and (d) a duty to avoid conflicts of interest and of duty. The common law duties owed by a director are those to act with skill, care, and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care, and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills. In fulfilling their duty of care to us, our directors must ensure compliance with our articles of association, as amended and restated from time to time. We have the right to seek damages if a duty owed by any of our directors is breached.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. The Delaware General Corporation Law does not provide shareholders an express right to put any proposal before the annual meeting of shareholders, but in keeping with common law, Delaware corporations generally afford shareholders an opportunity to make proposals and nominations provided that they comply with the notice provisions in the certificate of incorporation or bylaws. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Cayman Companies Act provides shareholders with only limited rights to requisition a general meeting, and does not provide shareholders with any right to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our articles of association provide that the Chairman or a majority of the directors (acting by a resolution of the board) may call general meetings, and they shall on a members’ requisition forthwith proceed to convene an extraordinary general meeting. A members’ requisition is a requisition of members holding at the date of deposit of the requisition shares which carry in aggregate not less than one-third (1/3) of the total number of votes attaching to all issued and outstanding shares that as at the date of the deposit carry the right to vote at general meetings of the Company. If the directors do not within twenty-one (21) calendar days from the date of the deposit of the requisition duly proceed to convene a general meeting to be held within a further twenty-one (21) calendar days, the requisitionists, or any of them representing more than one-half of the total voting rights of all of them, may themselves convene a general meeting, but any meeting so convened shall not be held after the expiration of three calendar months after the expiration of said twenty-one (21) calendar days. Our articles of association provide no other right to put any proposals before annual general meetings or extraordinary general meetings. As a Cayman Islands exempted company, we are not obligated by law to call shareholders’ annual general meetings.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. As permitted under the Cayman Companies Act, our articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Subject to the provisions of our articles of association (which include the removal of a director by ordinary resolution), the office of a director may be terminated forthwith if (a) he is prohibited by the laws of the Cayman Islands from acting as a director, (b) he is made bankrupt or makes an arrangement or composition with his creditors generally, (c) he resigns his office by notice to us, (d) he only held office as a director for a fixed term and such term expires, (e) in the opinion of a registered medical practitioner by whom he is being treated he becomes physically or mentally incapable of acting as a director, (f) he is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director), (g) he is made subject to any law relating to mental health or incompetence, whether by court order or otherwise, or (h) without the consent of the other directors, he is absent from meetings of directors for continuous period of six months.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation or bylaws that is approved by its shareholders, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting stock or who or which is an affiliate or associate of the corporation and owned 15% or more of the corporation’s outstanding voting stock within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Companies Act has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although the Cayman Companies Act does not regulate transactions between a company and its significant shareholders, under Cayman Islands law such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board of directors.

Under the Cayman Companies Act and our articles of association, the company may be wound up by a special resolution of our shareholders, or if the winding up is initiated by our board of directors, by either a special resolution of our members or, if our Company is unable to pay its debts as they fall due, by an ordinary resolution of our members. In addition, a company may be wound up by an order of the courts of the Cayman Islands. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Cayman Companies Act and our articles of association, if our share capital is divided into more than one class of shares, the rights attaching to any class of share (unless otherwise provided by the terms of issue of the shares of that class) may be varied either with the consent in writing of the holders of not less than two-thirds of the issued shares of that class, or with the sanction of a resolution passed by a majority of not less than two-thirds of the holders of shares of the class present in person or by proxy at a separate general meeting of the holders of shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s certificate of incorporation may be amended only if adopted and declared advisable by the board of directors and approved by a majority of the outstanding shares entitled to vote, and the bylaws may be amended with the approval of a majority of the outstanding shares entitled to vote and may, if so provided in the certificate of incorporation, also be amended by the board of directors. Under the Cayman Companies Act, our articles of association may only be amended by special resolution of our shareholders.

Anti-money Laundering—Cayman Islands

In order to comply with legislation or regulations aimed at the prevention of money laundering, we may be required to adopt and maintain anti-money laundering procedures and may require subscribers to provide evidence to verify their identity. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any redemption payment to a shareholder if our directors or officers suspect or are advised that the payment of redemption proceeds to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person resident in the Cayman Islands knows or suspects or has reason for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands – Privacy Notice

This privacy notice explains the manner in which we collect, process, and maintain personal data about investors of the Company pursuant to the Data Protection Act, 2017 of the Cayman Islands, as amended from time to time and any regulations, codes of practice, or orders promulgated pursuant thereto (the “DPA”).

We are committed to processing personal data in accordance with the DPA. In our use of personal data, we will be characterized under the DPA as a “data controller,” whilst certain of our service providers, affiliates, and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to us.

By virtue of your investment in the Company, we and certain of our service providers may collect, record, store, transfer, and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for us to perform a contract to which you are a party or for taking pre-contractual steps at your request, (b) where the processing is necessary for compliance with any legal, tax, or regulatory obligation to which we are subject, or (c) where the processing is for the purposes of legitimate interests pursued by us or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with our service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting, and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion, and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

We will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction, or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfils our obligation in this respect), (b) the right to obtain a copy of your personal data, (c) the right to require us to stop direct marketing, (d) the right to have inaccurate or incomplete personal data corrected, (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data, (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial), (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer, or wish to transfer your personal data, general measures we take to ensure the security of personal data, and any information available to us as to the source of your personal data, (h) the right to complain to the Office of the Ombudsman of the Cayman Islands, and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with our responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by calling +1 (345) 946-6283 or by email at info@ombudsman.ky.

Changes in Capital (Item 10.B.10 of Form 20-F)

Subject to the Cayman Companies Act, we may, by ordinary resolution:

(a)	increase our share capital by new shares of the amount fixed by that ordinary resolution and with the attached rights, priorities and privileges set out in that ordinary resolution;

(b)	consolidate and divide all or any of our share capital into shares of larger amount than our existing shares;

(c)	convert all or any of our paid-up shares into stock, and reconvert that stock into paid up shares of any denomination;

(d)	sub-divide our shares or any of them into shares of an amount smaller than that fixed, so, however, that in the sub-division, the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in case of the share from which the reduced share is derived; and

(e)	cancel shares which, at the date of the passing of that ordinary resolution, have not been taken or agreed to be taken by any person and diminish the amount of our share capital by the amount of the shares so cancelled or, in the case of shares without nominal par value, diminish the number of shares into which our capital is divided.

Subject to the Cayman Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, we may, by special resolution, reduce our share capital in any way.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Not applicable.